UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Acquisition of Assets of Sundance Energy, Inc.

On April 13, 2022, SilverBow Resources, Inc. (“SilverBow” or the “Company”) and its operating subsidiary, SilverBow Resources Operating, LLC, entered into a definitive agreement (the “Purchase Agreement”) with Sundance Energy, Inc. and certain affiliated entities (collectively, “Sundance”), under which SilverBow will acquire substantially all of Sundance's' right, title and interest in its oil and gas properties and related assets located in Atascosa, La Salle, Live Oak and McMullen Counties, Texas (the “Sundance Transaction”). Consideration for the Sundance Transaction includes approximately $225 million in cash and 4,148,472 shares of common stock of SilverBow (“Common Stock”). As part of the Purchase Agreement, the purchase price will be reduced by $16.5 million related to SilverBow assuming Sundance's outstanding commodity derivatives positions (“Hedge Book”). The Sundance Transaction also includes up to two earn-out payments of $7.5 million per year for each of 2022 and 2023, contingent upon the average monthly settlement price of NYMEX West Texas Intermediate (“WTI”) crude oil exceeding $95 per barrel for the period from April 13, 2022 to December 31, 2022 and $85 per barrel for fiscal year 2023 (“Contingent Consideration”).

The cash portion of the Sundance Transaction is expected to be funded primarily with borrowings under SilverBow's existing credit facility and cash on hand.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of SilverBow and Sundance and its consolidated subsidiaries.

The Company expects to account for the Sundance Transaction as an asset acquisition under accounting principles generally accepted in the United States of America, as the assets and operations acquired in the Sundance Transaction do not meet the definition of a business under the Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”), since substantially all of the fair value of the assets acquired is concentrated in a single asset group.

Certain historical amounts of Sundance and its consolidated subsidiaries have been reclassified to conform to SilverBow’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of March 31, 2022, presented below was prepared as if the Sundance Transaction and related financing had occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022, presented below was prepared as if the Sundance Transaction and related financing had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial statements reflect the following Sundance Transaction-related pro forma adjustments, based on available information and certain assumptions that SilverBow believes are reasonable:

•the Sundance Transaction is accounted for as an asset acquisition;
•the Sundance Transaction financing includes $0.5 million paid from existing cash on hand, $213 million borrowing on SilverBow’s credit facility to fund the remaining cash portion of the Sundance Transaction and 4,148,472 shares issued related to the equity consideration;
•adjustments to conform Sundance’s historical accounting policies related to oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting used by SilverBow;
•adjustments to conform the classification of certain assets and liabilities in Sundance’s historical balance sheet to SilverBow’s classification for similar assets and liabilities; and
•adjustments to conform the classification of revenues and expenses in Sundance’s historical statement of operations to SilverBow’s classification for similar revenues and expenses.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. In SilverBow’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the Sundance Transaction and the related financing.

The acquisition method of accounting as it relates to the Sundance Transaction is dependent upon certain valuations and other studies that, as of the date hereof, have yet to commence or progress to a stage where there is sufficient information for a definitive measure. SilverBow has performed a preliminary valuation analysis of the relative fair value of the assets to be acquired and liabilities to be assumed from Sundance and its consolidated subsidiaries and has made certain adjustments to the historical book values of the assets and liabilities of Sundance and its consolidated subsidiaries to reflect preliminary estimates of the relative fair value necessary to prepare the unaudited pro forma condensed combined financial statements. A final determination of the relative fair value of such assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Sundance that exist as of the closing date of the Sundance Transaction and, therefore, cannot be made prior to the completion of the Sundance Transaction. In addition, the value of the consideration to be paid by SilverBow upon the consummation of the Sundance Transaction will be determined based on the closing price of Common Stock on the closing date of the Sundance Transaction. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. SilverBow estimated the fair value of assets and liabilities of Sundance and its consolidated subsidiaries based on discussions with the management of Sundance, preliminary valuation studies, due diligence, and information presented in Sundance’s historical financial statements. Any increases or decreases in the relative fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statement of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.
The unaudited pro forma condensed combined financial information is not intended to represent what SilverBow’s financial position or results of operations would have been had the Sundance Transaction actually been consummated on the assumed dates nor does it purport to project the future operating results or financial position of the combined company following the Sundance Transaction. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Sundance Transaction, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statement of operations does not include projected synergies expected to be achieved as a result of the Sundance Transaction and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statement of operations includes the effects of approximately $5 million of estimated costs associated with the Sundance Transaction.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in SilverBow’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and Sundance’s historical financial statements and accompanying notes as of and for the three-month period ended March 31, 2022 included as an exhibit to the accompanying Current Report on Form 8-K.

SilverBow Resources, Inc and Subsidiary Pro Forma Condensed Combined Balance Sheet As of March 31, 2022 (Unaudited)
(in thousands, except per share amounts)	SilverBow Historical	Sundance Historical	Reclassification Adjustments (Note 3)		Acquisition Adjustments (Note 3)		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,645	$10,563	$—		$(11,066)	(b)	$1,142
Accounts receivable, net	46,095	17,946	—		(17,946)	(c)	$46,095
Fair value of commodity derivatives	1,679	—	—		—		$1,679
Income tax receivable	—	118	—		(118)	(c)	$—
Other current assets	2,164	5,633	—		(5,633)	(c)	$2,164
Assets held for sale	—	312,505	(312,505)	(a)	—		$—
Total Current Assets	51,583	346,765	(312,505)		(34,763)		51,080
Property and Equipment:
Property and equipment	1,651,497	—	341,841	(a)	82,622	(g)	2,075,960
Less – Accumulated depreciation, depletion, amortization & impairment	(891,158)	—	(29,336)	(a)	29,336	(g)	(891,158)
Property and Equipment, Net	760,339	—	312,505		111,958		1,184,802
Other property and equipment, net of accumulated depreciation		570	—		(570)	(c)	—
Right of Use Assets	16,163	4,780	—		8	(i)	20,951
Fair Value of Long-Term Commodity Derivatives	76	—	—		—		76
Other Long-Term Assets	3,629	2,272	—		(2,272)	(c)	3,629
Total Assets	$831,790	$354,387	$—		$74,361		$1,260,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$41,909	$26,447	6,738	(a)	(33,185)	(c)	$41,909
Accrued liabilities	—	7,449	(7,449)	(a)	—		—
Current portion of long term debt	—	10,000	—		(10,000)	(d)	—
Fair value of commodity derivatives	140,941	24,401	—		—		165,342
Accrued capital costs	11,128	—	—		—		11,128
Accrued interest	862	—	—		—		862
Current lease liability	7,998	3,171	—		—		11,169
Undistributed oil and gas revenues	18,731	—	711	(a)	—		19,442
Liabilities related to assets held for sale	—	5,500	(5,500)	(a)	—		—
Total Current Liabilities	221,569	76,968	(5,500)		(43,185)		249,852
Long-Term Debt, Net	346,003	115,521	—		97,479	(d)	559,003
Non-Current Lease Liability	8,427	1,617	—		—		10,044
Deferred Tax Liabilities	3,613	—	—		—		3,613
Asset Retirement Obligations	5,644	—	5,500	(a)	—		11,144
Fair Value of Long-Term Commodity Derivatives	19,089	12,897	—		—		31,986
Fair Value of Contingent Consideration	—	—	—		7,237	(e)	7,237
Other Long-Term Liabilities	1,663	14	—		(14)	(c)	1,663
Stockholders' Equity:
Preferred stock	—	—	—		—		—
Common stock	171	1	—		41	(f)	213
Additional paid-in capital	414,127	175,804	—		(15,632)	(f)	574,299
Treasury stock, held at cost	(6,592)	—	—		—		(6,592)
Accumulated deficit	(181,924)	(28,435)	—		28,435	(h)	(181,924)
Total Stockholders’ Equity	225,782	147,370	—		12,844		385,996
Total Liabilities and Stockholders’ Equity	$831,790	$354,387	$—		$74,361		$1,260,538
See accompanying notes to unaudited pro forma condensed combined financial information.

SilverBow Resources, Inc and Subsidiary Pro Forma Condensed Combined Statement of Operations For the Three Months Ended March 31, 2022 (Unaudited)
(in thousands, except per share amounts)	SilverBow Historical	Sundance Historical	Sundance Reclassification and Conforming Adjustments (Note 3)		Sundance Acquisition Adjustments (Note 3)		Pro Forma Combined
Revenues:
Oil and gas sales	$129,656	$—	$54,705	(a)	$—		$184,361
Oil sales	—	45,023	(45,023)	(a)	—		—
Gas sales	—	3,298	(3,298)	(a)	—		—
NGL sales	—	6,384	(6,384)	(a)	—		—
Total Revenues	129,656	54,705	—		—		184,361

Operating Expenses:
General and administrative, net	4,786	1,727	—		—		6,513
Depreciation, depletion, and amortization	21,154	273	(137)	(a)	14,691	(j)	35,981
Accretion of asset retirement obligations	99	—	137	(a)	—		236
Lease operating expenses	9,125	9,510	(1,058)	(a)	—		17,577
Workovers	647	—	1,058	(a)	—		1,705
Transportation and gas processing	6,352	3,624	—		—		9,976
Severance and other taxes	7,764	3,807	—		—		11,571
Loss on commodity derivative financial instruments	—	29,818	(29,818)	(a)	—		—
Other expense, net	—	208	—		—		208
Total Operating Expenses	49,927	48,967	(29,818)		14,691		83,767

Operating Income (Loss)	79,729	5,738	29,818		(14,691)		100,594

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(140,242)	—	(29,818)	(a)	—		(170,060)
Interest expense, net	(6,557)	(2,289)	—		50	(k)	(8,796)
Other income (expense), net	61	—	—		—		61
Total Non-Operating Income (Expense)	(146,738)	(2,289)	(29,818)		50		(178,795)

Income (Loss) Before Income Taxes	(67,009)	3,449	—		(14,641)		(78,201)

Provision (Benefit) for Income Taxes	(2,754)	—	—		—		(2,754)

Net Income (Loss)	$(64,255)	$3,449	$—		$(14,641)		$(75,447)

Per Share Amounts:

Basic: Loss Per Share	$(3.84)						$(3.62)

Diluted: Loss Per Share	$(3.84)						$(3.62)

Weighted-Average Shares Outstanding - Basic	16,719	—	—		4,148		20,867

Weighted-Average Shares Outstanding - Diluted	16,719	—	—		4,148		20,867
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of SilverBow and Sundance and its consolidated subsidiaries. Certain of Sundance’s historical amounts have been reclassified to conform to SilverBow’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of March 31, 2022, gives effect to the Sundance Transaction and related financing as if it had occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022, gives effect to the Sundance Transaction and related financing as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that SilverBow believes are reasonable, however, actual results may differ from those reflected in these statements. In SilverBow’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed combined financial statements do not purport to represent what SilverBow’s financial position or results of operations would have been if the Sundance Transaction had actually occurred on the dates indicated above, nor are they indicative of SilverBow’s future financial position or results of operations. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of SilverBow and Sundance, as applicable, for the period presented.

The unaudited pro forma condensed combined financial information includes adjustments to conform Sundance’s accounting policies to SilverBow’s accounting policies, including adjusting Sundance’s oil and gas properties to the full cost method. Sundance follows the successful efforts method of accounting for oil and gas properties, while SilverBow follows the full cost method of accounting for oil and gas properties. Certain costs that are expensed under the successful efforts method are capitalized under the full cost method, including unsuccessful exploration drilling costs, geological and geophysical costs, delay rentals on leases and general and administrative expenses directly related to exploration and development activities. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over total proved reserves. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over proved developed reserves.

(2) Pro Forma Adjustments

SilverBow expects to account for the Sundance Transaction as an asset acquisition under accounting principles generally accepted in the United States of America, as the assets and operations acquired in the Transaction do not meet the definition of a business under the Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”), since substantially all of the fair value of the assets acquired is concentrated in a single asset group. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the relative fair value of assets to be acquired and liabilities to be assumed as of March 31, 2022, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. SilverBow expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•changes in the estimated fair value of Common Stock included as consideration, based on SilverBow’s share price at the date of closing of the Sundance Transaction;
•changes in the estimated fair value of Sundance’s assets acquired and liabilities assumed as of the date of the closing of the Sundance Transaction, resulting from the finalization of SilverBow’s detailed valuation analysis, including changes in future oil and gas commodity prices, reserve estimates, interest rates and other factors;
•valuation of ASC 842 Leases as it relates to Sundance’s lease obligations and right of use assets expected to be recorded as part of purchase accounting upon the closing of the Sundance Transaction;
•changes in the estimated fair value of the Contingent Consideration as of the date of the closing of the Sundance Transaction; and

•changes in the estimated fair value of the Hedge Book as of the date of the closing of the Sundance Transaction.

The preliminary consideration to be transferred and the relative fair value of assets acquired and liabilities assumed is as follows:

(in thousands)
Total Cost
Cash consideration	$208,503
Equity consideration(1)	160,214
Fair value of contingent consideration(2)	7,237
Total Consideration	$375,954

Transaction Costs	5,000

Total Cost of Transaction	$380,954

Allocation of Total Consideration
Assets
Oil and gas properties	424,463
Right of use assets	4,788
Total assets acquired	$429,251

Liabilities
Undistributed oil and gas revenues	711
Current lease liability	3,171
Current portion of fair value of commodity derivatives	24,401
Non-current lease liability	1,617
Asset retirement obligation	5,500
Non-current portion of fair value of commodity derivatives	12,897
Total liabilities assumed	$48,297
Net Assets Acquired and Liabilities Assumed	$380,954

(1) Based on 4,148,472 shares of Common Stock at $38.62 per share (closing prices as of May 31, 2022)
(2) Fair value of contingent consideration based on available data on April 13, 2022

The final fair value of the equity consideration of the Sundance Transaction will be determined based on the market price of Common Stock on the closing date of the Transaction. A 20% increase or decrease in the closing price of a share of Common Stock, as compared to the May 31, 2022, closing price of $38.62, would increase or decrease the purchase price by approximately $32.0 million, assuming all other factors are held constant.

(3) Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements:

(a)    The following reclassifications and conforming adjustments were made as a result of the Sundance Transaction to conform to SilverBow’s presentation and full-cost accounting methodology for oil and gas properties:

Pro Forma Condensed Combined Balance Sheet as of March 31, 2022:

•Reflects reclassification of approximately $312.5 million from assets held for sale to property and equipment and accumulated depreciation, depletion, amortization and impairment;

•Reflects reclassification of approximately $6.7 million from accrued liabilities to accounts payable and accrued liabilities;
•Reflects reclassification of approximately $0.7 million from accrued liabilities to undistributed oil and gas revenues; and
•Reflects reclassification of approximately $5.5 million from liabilities related to assets held for sale to asset retirement obligation.

Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2022:

•Reflects reclassification of approximately $54.7 million to oil and gas sales from the respective sales revenues by product ($45.0 million for oil sales, $3.3 million for gas sales and $6.4 million for NGL sales);
•Reflects reclassification of approximately $0.1 million from depreciation, depletion and amortization to accretion of asset retirement obligations; and
•Reflects reclassification of approximately $1.1 million from lease operating expenses to workovers.

(b)    Reflects Sundance cash and cash equivalents not acquired. Adjustment also reflects $0.5 million funding of the Transaction with cash on hand.

(c)    Amounts are to adjust Sundance's historical balance sheet for assets not acquired and liabilities not assumed in the Sundance Transaction; including accounts receivable, income tax receivable, other current assets, other property and equipment, other long-term assets, accounts payable and accrued liabilities and other long-term liabilities.
(d)    The adjustment reflects an approximately $87.5 million net increase in debt related to the $213.0 million increase in SilverBow's credit facility as part of the financing of the Sundance Transaction, partially offset by the $125.5 million of Sundance debt not assumed by SilverBow in the Sundance Transaction.

(e)    Reflects the fair value of the Contingent Consideration, as of April 13, 2021, included in the Sundance Transaction.

(f)     Reflects the elimination of Sundance’s historical common stock and additional paid-in capital, partially offset by the estimated fair value of equity consideration transferred (based on the closing price of Common Stock of $38.62 per share at May 31, 2022).

(g)    Reflects the allocation of the estimated fair value of consideration transferred (based on the closing price of Common Stock of $38.62 per share at May 31, 2022 and the Contingent Consideration fair value at April 13, 2022) and liabilities assumed to the assets acquired on a relative fair value basis.

(h)    Reflects the cumulative impact of the Sundance Transaction and related financing after the allocation of relative fair value of assets acquired and liabilities assumed. Also includes the elimination of Sundance's accumulated deficit.

(i)    Reflects the incremental fair value of the right of use assets acquired in the Sundance Transaction.

(j)    Reflects the pro forma depreciation, depletion and amortization expense calculated in accordance with the full cost method of accounting for oil and gas properties, which was based on the preliminary purchase price allocation of the Sundance Transaction.

(k)    Interest expense associated with the borrowings under the Company’s credit facility associated with the Sundance Transaction.